CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682-8211 bcohen@icrinc.com

MARINEMAX REPORTS THIRD QUARTER FISCAL 2012 RESULTS
~ Net Income Increases Over 37% From Last Year ~
~ Most Profitable Quarter In Five Years ~
~Profitable Year To Date ~

CLEARWATER, FL, July 26, 2012 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its third fiscal quarter ended June 30, 2012.

Revenue was $151.3 million for the quarter ended June 30, 2012 compared with $153.2 million for the comparable quarter last year. Same-store sales increased approximately 1% compared with a 33% increase for the comparable quarter last year, which was partly driven by the sale of larger boats. Net income for the third quarter of fiscal 2012 increased 37% to $4.6 million, or $0.20 per diluted share, compared with net income of $3.4 million, or $0.15 per diluted share, for the comparable quarter last year.

Revenue increased 7% or $26.0 million to $387.1 million for the nine months ended June 30, 2012 compared with $361.1 million for the comparable period last year. Same-store sales increased approximately 9% on top of an 11% increase in the comparable period last year. The Company improved its net income by $8.5 million for the nine months ended June 30, 2012 to $2.7 million, or $0.12 per diluted share, compared with a net loss of $5.8 million, or $0.26 per share, for the comparable period last year. The Company’s net loss for the nine months ended June 30, 2011 was reduced by $1.4 million related to the favorable resolution of accounts receivable and inventory repurchases from a manufacturer whose brands the Company no longer carries. Without this item, the Company improved its year-over-year earnings by $9.9 million.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “The significant year-over-year improvement in our quarterly earnings is a direct result of our team’s efforts at managing expenses and the areas of our business that we can control. This, combined with the structural changes we have implemented over the last few years, is allowing us to achieve greater profits at a given revenue level. Our efforts produced our most profitable quarter since 2007. Additionally, for the nine months through June, we have produced the highest gross margin in the history of our company. Our consolidated margins continue to benefit from incremental gains in product margins as well as incremental increases in our higher margin businesses, such as finance and insurance, service and parts and accessories. Although industry trends are generally showing more positive signs, the segments of the industry in which we primarily participate continue to be challenged. However, as the entire industry recovers further, the opportunity for us to accelerate our earnings growth increases. Our strategies of teaching, servicing and showing our customers how to enjoy boating prove to be even more important during these times of generally lower consumer confidence.”

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Mr. McGill concluded, “Over the last few years, we positioned our company to capitalize on an improving industry. As a result, we are poised to gain further market share and to consider select opportunities to expand our leadership position in the industry. We are pleased with the strength of our balance sheet and improving inventory levels, which are slightly down from the comparable prior year quarter. We remain optimistic that boating consumers will continue to embrace MarineMax as they seek to satisfy their desire to improve the quality of their life through the great boating experience that we can provide by connecting our customers with their passion and friends.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Grady-White, Bayliner, Harris FloteBote, Zeelander, Nautique and Malibu, MarineMax sells new and used recreational boats and related marine products and provides yacht brokerage and charter services. MarineMax currently has 53 retail locations in Alabama, Arizona, California, Connecticut, Florida, Georgia, Kansas, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company.

Use of Non-GAAP Financial Information

In this release, the Company discloses pro forma, or non-GAAP, measures of net income and earnings per share. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s assessment that its improvement and achievement of greater profits at given revenue levels are the result of its efforts at managing expenses and implementing structural changes; the Company’s assessment that industry trends are showing positive signs and that as the industry recovers, its earnings growth opportunities will increase; the Company’s belief that its strategies prove to be more important during times of generally lower consumer confidence; the Company’s assessment that it is poised to gain further market share and to consider select expansion opportunities; and the Company’s optimism that boating consumers will continue to embrace the Company as they seek to satisfy their desire to improve the quality of their life through the boating experience. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue	$151,330	$153,171	$387,109	$361,117
Cost of sales	111,040	114,088	286,867	271,657

Gross profit	40,290	39,083	100,242	89,460
Selling, general, and administrative expenses	34,659	35,224	94,223	93,111

Income (loss) from operations	5,631	3,859	6,019	(3,651)
Interest expense	1,018	837	3,438	2,516

Income (loss) before income tax benefit	4,613	3,022	2,581	(6,167)
Income tax benefit	—	333	116	333

Net income (loss)	$4,613	$3,355	$2,697	$(5,834)

Basic net income (loss) per common share	$0.20	$0.15	$0.12	$(0.26)

Diluted net income (loss) per common share	$0.20	$0.15	$0.12	$(0.26)

Weighted average number of common shares used in computing net income (loss) per common share:
Basic	22,809,861	22,439,702	22,684,522	22,335,881

Diluted	23,515,737	23,103,280	23,262,704	22,335,881

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	June 30,	June 30,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,237	$27,043
Accounts receivable, net	21,123	21,504
Inventories, net	199,096	200,944
Prepaid expenses and other current assets	5,954	5,428

Total current assets	259,410	254,919
Property and equipment, net	101,156	101,827
Other long-term assets	676	1,194

Total assets	$361,242	$357,940

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,140	$10,958
Customer deposits	8,679	8,672
Accrued expenses	25,524	26,997
Short-term borrowings	111,793	105,212

Total current liabilities	155,136	151,839
Long-term liabilities	4,419	6,210

Total liabilities	159,555	158,049
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	24	23
Additional paid-in capital	215,030	210,243
Retained earnings	2,443	5,435
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	201,687	199,891

Total liabilities and stockholders’ equity	$361,242	$357,940

MarineMax, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
GAAP net income (loss) as reported	$4,613	$3,355	$2,697	$(5,834)
Less the resolution from a manufacturer whose brands we no longer carry	—	—	—	(1,410)

Non-GAAP proforma net income (loss)	$4,613	$3,355	$2,697	$(7,244)

GAAP diluted net income (loss) per common share	$0.20	$0.15	$0.12	$(0.26)

Less the resolution from a manufacturer whose brands we no longer carry	—	—	—	(0.06)
Non-GAAP proforma net income (loss) per common share	$0.20	$0.15	$0.12	$(0.32)

Common shares used in the calculations of net income (loss) per common share	23,515,737	23,103,280	23,262,704	22,335,881

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